Bobby Le Blanc Retires from Ryan Specialty Board of Directors

DECEMBER 8, 2025 | CHICAGO, IL – Ryan Specialty Holdings, Inc. (NYSE: RYAN), a leading international specialty insurance firm, today announced that by mutual agreement following Onex Corporation’s (“Onex”) (TSX: ONEX) sale of its remaining shares of Ryan Specialty, Bobby Le Blanc will retire from his service on the Ryan Specialty Board of Directors effective February 11, 2026. Mr. Le Blanc, Onex’ CEO, has served on Ryan Specialty’s Board since 2018, originally as Onex’ nominee with its investment in Ryan Specialty.

Commenting on Mr. Le Blanc’s departure, Patrick G. Ryan, Founder and Chairman of the Board of Directors of Ryan Specialty, said, “Bobby has been an exceptional director for Ryan Specialty, and we thank him for his contributions during the past seven plus years. We also thank Onex for investing in Ryan Specialty prior to our IPO. That investment assisted us at an important time in our growth trajectory and proved to be immensely profitable for Onex as well. Following Onex’ sale of its remaining shares of Ryan Specialty, it was mutually agreed that the time was right for Bobby to retire from the Board.”

Bobby Le Blanc said, “I am profoundly grateful to Founder and Chairman Pat Ryan, CEO Tim Turner and the entire Ryan Specialty team for their partnership and the tremendous amount of value they have created for all shareholders. It has been a privilege to work with them for the last seven years as they grew and cemented their position as a market leader in specialty insurance solutions. On behalf of Onex, I want to congratulate them on their achievements and wish them continued success.”
For more information about Ryan Specialty's corporate governance practices and Board of Directors, please visit ir.ryanspecialty.com/corporate-governance.
About Ryan Specialty
Founded in 2010, Ryan Specialty (NYSE: RYAN) is a service provider of specialty products and solutions for insurance brokers, agents and carriers. Ryan Specialty provides distribution, underwriting, product development, administration and risk management services by acting as a wholesale broker and a managing underwriter with delegated authority from insurance carriers. Our mission is to provide industry-leading innovative specialty insurance solutions for insurance brokers, agents and carriers. Learn more at ryanspecialty.com.

Contact:

Media	Investor Relations
Alice Phillips Topping SVP, Chief Marketing & Communications Officer Ryan Specialty Alice.Topping@ryanspecialty.com (312) 635-5976	Nicholas Mezick VP, Investor Relations Ryan Specialty ir@ryanspecialty.com (312) 784-6152

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